                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)



                             Rohm and Haas Company
                             ---------------------
                                (Name of Issuer)


                            Common Stock, $2.50 Par
                            -----------------------
                         (Title of Class of Securities)


                                  775371 10 7
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement[_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

------------------------                               -------------------------
CUSIP No. 775371 10 7                13G               Page    2  of  6   Pages
          -----------                                         ---     ---
------------------------                               -------------------------

--------------------------------------------------------------------------------
      Name of Reporting Person
      S.S. or I.R.S. Identification No. of above person

  1         Northern Trust Corporation                 36-2723087
            The Northern Trust Company                 36-1561860
            Northern Trust Bank of Arizona, NA         86-0377338
            Northern Trust Bank of California, NA      94-2938925
            Northern Trust Bank of Florida, NA         36-3190871
            Northern Trust Bank of Texas, NA           75-1999849
            Northern Trust Investments, Inc.           36-3608252
            Northern Trust Bank, FSB                   38-3424562
--------------------------------------------------------------------------------
      Check the appropriate box if a member of a group

  2          Not Applicable                                            (a)[_]
                                                                       (b)[_]
--------------------------------------------------------------------------------
      S.E.C. use only
  3
--------------------------------------------------------------------------------
      Citizenship or place of organization

  4 Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
--------------------------------------------------------------------------------

                                 Sole Voting Power
                              5
      Number of                       854,167
                     -----------------------------------------------------------
       Shares                    Shared Voting Power
    Beneficially              6
      Owned by                        105,076
                     -----------------------------------------------------------
        Each                     Sole Dispositive Power
      Reporting               7
       Person                         901,637
                     -----------------------------------------------------------
        With                     Shared Dispositive Power
                              8
                                       39,740
--------------------------------------------------------------------------------
      Aggregate amount beneficially owned by each reporting person

  9                 987,618
--------------------------------------------------------------------------------
      Check box if the aggregate amount in Row (9) excludes certain shares.

10                Not Applicable
--------------------------------------------------------------------------------
      Percent of class represented by amount in Row 9

11                      0.45
--------------------------------------------------------------------------------
      Type of reporting person

12                Northern Trust Corporation HC
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1. (a)  Rohm & Haas Company
        -------------------
        (Name of Issuer)

   (b)  100 Independence Mall West, Philadelphia, Pennsylvania 19106
        ------------------------------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $2.50 Par
        ---------------------------
        (Title of Class of Securities)

   (e)  775371 10 7
        -----------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4. (a)     987,618
           -------
        (Amount Beneficially Owned)

   (b)     0.45
           ----
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)   854,167
              -------
            (Sole Power to Vote or to Direct the Vote)

        (ii)  105,076
              -------
            (Shared Power to Vote or to Direct the Vote)

        (iii) 901,637
              -------
            (Sole Power to Dispose or Direct Disposition)

        (iv)  39,740
              -------
            (Shared Power to Dispose or Direct Disposition)

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

6. Statement regarding ownership of 5 percent or more on behalf of another person:





7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

   The Northern Trust Company                Northern Trust Bank of Arizona N.A.
   50 South LaSalle Street                   2398 East Camelback Road
   Chicago, IL 60675                         Phoenix, AZ 85016

   Northern Trust Bank of California N.A.    Northern Trust Bank of Florida N.A.
   355 South Grand Avenue, Suite 2600        700 Brickell Avenue
   Los Angeles, CA 90071                     Miami, FL 33131

   Northern Trust Bank of Texas N.A.         Northern Trust Investments, Inc.
   2020 Ross Avenue                          50 South LaSalle Street
   Dallas, TX 75201                          Chicago, IL 60675

   Northern Trust Bank, FSB
   1701 North Woodward Avenue, Suite 110,
   Bloomfield Hills, Michigan 48304


8. Identification and Classification of Members of the Group.

                                Not Applicable.

9. Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          NORTHERN TRUST CORPORATION

                                          __________________________
                                          By: Perry R. Pero
                                              -------------

DATED: 05-04-2001                         As its: Vice Chairman
       ----------                                 -------------

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                           RE: Rohm and Haas Company
                               ---------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                            NORTHERN TRUST CORPORATION

                                            __________________________
                                            By: Perry R. Pero
                                                -------------

DATED: 05-04-2001                           As its: Vice Chairman
       ----------                                   -------------


The NORTHERN TRUST COMPANY

_____________________________________
By: Perry R. Pero
-----------------
As its Vice Chairman
       -------------


NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

_____________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
       -------------------------


NORTHERN TRUST INVESTMENTS, INC.

_____________________________________
By:  Orie L. Dudley
-------------------
As its Director
       --------


NORTHERN TRUST BANK, FSB

_____________________________________
By: Brian J. Hofmann
--------------------
As its Authorized Representative
       -------------------------